Exhibit (i)

SEWARD & KISSEL LLP

901 K Street, N.W.

Washington, DC 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

www.sewkis.com

                                                                          December 31, 2012

Drexel Hamilton Mutual Funds

45 Rockefeller Plaza

Suite 2000

New York, New York 10111

Ladies and Gentlemen:

We have acted as counsel for Drexel Hamilton Mutual Funds, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of beneficial interest (“Shares”) of Drexel Hamilton Multi-Asset Real Return Fund, Drexel Hamilton Centre American Equity Fund and Drexel Hamilton Centre Global Equity Fund, each of which is a series of the Trust (each, a “Fund”). The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of each class of a Fund being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on December 31, 2012 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i).

As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Declaration of Trust and By-laws of the Trust and any amendments and supplements thereto and have relied upon such corporate records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of each Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of a Fund under the laws of the State of Delaware.

We do not express an opinion with respect to any laws other than the laws of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.

Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

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